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                                                             Boston
                                                             June 27, 2000



Swidler Berlin Shereff Friedman, LLP
The Chrysler Building
405 Lexington Avenue
New York, New York   10174

                       Re: Prudential Municipal Bond Fund
                           ------------------------------

Ladies and Gentlemen:

         Please refer to our opinion letter to you of June 28, 1999, concerning certain matters of Massachusetts law relating to the organization and shares of Prudential Municipal Bond Fund, a trust with transferable shares under Massachusetts law (the "TRUST"). At your request, we hereby confirm the opinions stated in that letter, as of the date thereof, and consent to the Trust's filing a copy of that letter as an exhibit to Post-Effective Amendment No. 21 to the Trust's Registration Statement on Form N-1A, Registration No. 33-10649, pursuant to the Securities Act of 1933, as amended (the "SECURITIES ACT"), and Amendment No. 25 to its Registration Statement pursuant to the Investment Company Act of 1940, as amended, Registration No. 811-4930, relating to the several series of shares of beneficial interest, $.01 par value, of the Trust. In so consenting, we do not concede that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

         Please note that our confirmation of the opinions set forth in our letter of June 28, 1999 relates to the Trust and its shares as they then existed, and is based solely on the state of facts prevailing at that time. We have conducted no further investigation of those facts, as they may have changed since June 28, 1999, and our opinions, as so confirmed, should not be understood as relating to the status of the Trust and its shares at the present time.

                                       Very truly yours,


                                       s/ SULLIVAN & WORCESTER LLP
                                       SULLIVAN & WORCESTER LLP